Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-179667

March 31, 2014

Final Term Sheet

4.20% Senior Notes due 2024

Issuer:	The Interpublic Group of Companies, Inc.

Size:	$500,000,000

Title of Securities:	4.20% Senior Notes due 2024 (the “Notes”)

Maturity Date:	April 15, 2024

Coupon:	4.20%

Reoffer Yield:	4.223%

Trade Date:	March 31, 2014

Settlement Date:	April 3, 2014 (T+3)

Price to Public:	99.812% of principal amount

Spread to Benchmark Treasury:	T+150 basis points

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Price/Yield:	100-07+ / 2.723%

Make-Whole Call:	At any time at a discount rate of Treasury plus 25 basis points

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2014

Expected Ratings*:	Baa3/Stable (Moody’s) BB+/Stable (S&P) BBB/Stable (Fitch)

CUSIP/ISIN:	460690 BL3 / US460690BL39

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Barclays Capital Inc.

BBVA Securities Inc.

Banca IMI S.p.A.

Danske Markets Inc.

ING Financial Markets LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each of the security ratings above should be evaluated independently of any other security rating.